UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 18, 2009
MATRIXX INITIATIVES, INC.

(Exact Name of Registrant as Specified in Its Charter)
DELAWARE

(State or Other Jurisdiction of Incorporation)

001-31404	87-0482806

(Commission File Number)	(IRS Employer Identification No.)

8515 E. Anderson Drive, Scottsdale, Arizona	85255

(Address of Principal Executive Offices)	(Zip Code)
(602) 385-8888

(Registrant’s Telephone Number, Including Area Code)
NONE

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On Thursday, June 18, 2009, Matrixx Initiatives, Inc. (the “Company”) held a conference call for investors and other interested parties. During the call, Bill Hemelt, the Company’s Acting President, Chief Operating Officer, and Chief Financial Officer addressed recent Company developments and answered questions. We have summarized some of the comments and answers to some of these questions:
•	The Company’s receipt of an FDA Warning Letter came as a complete surprise.

•	Prior to the Company’s receipt of the letter, the FDA had not indicated through any communications that the FDA had a heightened concern about consumer reports of smell loss from use of Zicam Cold Remedy nasal gel products.

•	Contrary to what has been reported in some of the press, the FDA alleged, based on consumer complaints, that our nasal gel products “may” cause smell loss and did not state that the products “do” cause smell loss.

•	The FDA did not state that there was new science to support a causation claim that our nasal gel products cause smell loss. As the Company has previously reported, to date, the Company has submitted motions in ten federal lawsuits against the Company challenging the reliability and admissibility of the testimony of expert witnesses who claim that Zicam nasal gel is capable of causing or has caused smell and taste loss. To date, the courts have ruled in the Company’s favor on all ten motions. Each court has ruled that the theory that Zicam Cold Remedy nasal gel causes smell loss, as promoted by the plaintiffs’ experts, has no reliable scientific support and was reached without application of proper scientific standards and procedures.

•	The Company will be seeking a meeting with the FDA and will respond to the FDA’s letter prior to the 15 day deadline.

•	Public safety is and will continue to be our number one objective. The Company would never market a product that we believe has a safety concern. Within hours of the receipt of the letter on Tuesday the Company announced a voluntary withdrawal of the products (Cold Remedy nasal gel and Cold Remedy Swabs) from the marketplace.

•	The withdrawal of Cold Remedy nasal gel products will have significant repercussions on our business. The Company cannot speculate what affect the withdrawal of the two nasal gel products will have on sales of other products and on the Company’s business in general.

•	Based on preliminary estimates of inventory, the cost of withdrawing the two products could be as much as $10 million.

•	The Company is withdrawing previous sales and earnings guidance for fiscal 2010.

•	The Company will be refocusing its operations and marketing spending to take into account a smaller sales base and a different product mix.

•	The Company will attempt to keep Cold Remedy consumers in the brand and attempt to migrate nasal gel users to oral delivery Cold Remedy products.

•	The Company is pleased how retailers have reacted thus far and about their support for the brand.

•	The FDA action will not change previous legal outcomes and settlements related to product liability litigation.

•	The recent events and publicity will probably increase product liability litigation.

•	The Company will be looking into any reserves or goodwill adjustments that may need to be made related to the withdrawal of nasal gel products and increased litigation.

•	The safety and efficacy of Zicam Cold Remedy is substantiated by peer-reviewed clinical studies. In none of those studies was there any report of anosmia related to use of the product.

•	When allegations of smell loss arose in early 2004, we assembled a noted panel of multi-disciplinary experts which, upon completing its studies in the fall of 2004, issued a statement in which it said, “the cumulative scientific evidence does not support the allegation that Zicam cold remedy can be associated with smell and taste disorders.” The studies included:
o	Anatomic and behavioral data obtained through animal studies showing no detrimental effects on smell associated with dose levels at 15 times the recommended dose for humans. Further, in no scientific animal study has the application of zinc salts ever resulted in a permanent loss of smell;

o	Human in vivo and cadaver studies, so-called distribution studies, confirmed that Zicam does not reach the upper area of the nasal cavity where smell reception occurs, even under the most abusive application; and

o	Epidemiological studies demonstrated that three of the most common conditions associated with anosmia (loss of smell), are, first, the common cold; second, sinusitis; and, three, head injury.

Further, this study links smell loss to the usage of many common prescription drug products, as well as a very high correlation to GERD or gastro reflux disease.
•	Matrixx has always cooperated fully with the FDA, willingly shared all information requested by the FDA, and fully complied in good faith with our understanding of the FDA’s regulations

•	Complaints with regard to the swab versus the normal nasal gel are about 1/10th the rate of the nasal gel product.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXX INITIATIVES, INC. (Registrant)
/s/ William J. Hemelt
William J. Hemelt
Acting President, Chief Operating Officer, and Chief Financial Officer

Date: June 18, 2009

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